Exhibit 99.1

Lowe’s Companies, Inc.

DATE:	July 30, 2010
TO:	Members of the Board of Directors and Executive Officers
FROM:	Gaither M. Keener, Jr., Senior Vice President, General Counsel, Secretary & Chief Compliance Officer
RE:	Notice Regarding 401(k) Plan Blackout Period and Trading Restrictions

The purpose of this notice is to inform you of an impending “blackout period” under the Lowe’s 401(k) Plan (the “Plan”), during which you will be prohibited from engaging in transactions involving equity securities of Lowe’s Companies, Inc. (the “Company”) that you acquired in connection with your service or employment as a director or executive officer of the Company.

Reason for the Blackout Period
The Plan will be changing record keepers from ADP to Wells Fargo Institutional Retirement & Trust.

Impact on Affected Plan Rights
As a result of the record keeper change, Plan participants and beneficiaries will be unable to direct or diversify investments in their individual accounts or to obtain a distribution from the Plan.  This period, during which Plan participants and beneficiaries will be unable to exercise these rights otherwise available under the Plan, is called a “blackout period.”

Length of the Blackout Period
The blackout period for the Plan will begin at 4 p.m. Eastern Time on September 3, 2010 and end during the week of September 20, 2010.

Restrictions on Directors and Executive Officers During the Blackout Period
During the blackout period, directors and executive officers of the Company will be subject to the trading restrictions imposed under Section 306(a) of the Sarbanes-Oxley Act of 2002 and Regulation BTR.  Subject to limited exceptions, these restrictions generally prohibit the direct or indirect purchase, sale, or other acquisition or transfer of any of the Company’s equity securities that you acquired in connection with your service or employment as a director or executive officer of the Company.

Please note the following:

•	“Equity securities” are defined broadly to include not only the Company’s common stock, but also stock options and other derivatives.

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Covered transactions are not limited to those involving your direct ownership, but include any transaction in which you have a pecuniary interest (for example, transactions by your immediate family members living in your household).

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Among other things, these rules prohibit exercising options granted to you in connection with your service as a director or employment as an executive officer, selling shares of common stock acquired pursuant to such options, selling shares of common stock originally received as restricted stock or selling shares to cover withholding taxes upon the vesting of restricted stock.

Questions or Additional Information
The rules described above apply in addition to the other restrictions on trading activity under the Company’s Insider Trading Policy.  In order to avoid any inadvertent violations of the blackout period restrictions, you should continue to direct questions about, and requests for pre-clearance of, your transactions in the Company’s securities to me.  In addition, during the blackout period, you may obtain, without charge, information about the blackout period, including whether the blackout period has begun or ended, by contacting me at (704) 758-2250, or in writing, at Lowe’s Companies, Inc., 1000 Lowe’s Boulevard, Mooresville, North Carolina 28117